Exhibit 4.31

Project Leman – arago ISHA

Register of Deeds No. 16 / 2021

Recorded

on this 27 January 2021

before me, the undersigned

notary in the district of the Higher Regional Court Frankfurt am Main

Dr. Karsten Müller-Eising

with offices in Frankfurt am Main, Nextower, Thurn-und-Taxis-Platz 6,

appeared there today:

1.
Ms. Elena Quach, Rechtsanwältin, born on 14 February 1988, residing in Frankfurt am Main, with business address at Taylor Wessing PartG mbB, Thurn-und-Taxis-Platz 6, 60313 Frankfurt am Main, identifying herself with her valid German photo identification document, (the “Person Appearing No. 1”), acting, in each case on the basis of a power of attorney dated 27 January 2021 and being released from the restrictions set forth by Section 181 of the German Civil Code, in the name and for the account of

a.	Mr. Hans-Christian Boos, born on 2 October 1972, residing at ***

- hereinafter “Mr. Boos” or the “Founder”-

b.	arago GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under registration no. HRB 100909, with registered seat in Frankfurt am Main and having its business address at Lindleystraße 8A, 60314 Frankfurt am Main, Germany

- hereinafter “ARAGO” -

Exhibit 4.31

Project Leman – arago ISHA

c.	Aquilon Invest GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of Germany, registered with the commercial register of the local court of Darmstadt under registration no. HRB 96862, with registered seat in Darmstadt and having its business address at Heinrich-Delp-Straße 196, 64297 Darmstadt,

- hereinafter “Aquilon” –

and

d.	OGARA GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under registration no. HRB 107907, with registered seat in Frankfurt am Main and having its business address at c/o HSMV Hansen Schrotenroehr Müller Voets Partnerschaftsgesellschaft mbH, Grafenberger Allee 337b, 40235 Düsseldorf, Germany,

- hereinafter “OGARA” -

2.
Mrs. Britt Barbara Knoll, Notarangestellte, born on 10 May 1967, residing at Frankfurt am Main, with business address at the offices oft he acting Notary, Thurn-und-Taxis- Platz 6, 60313 Frankfurt am Main, Germany, personally known to the Notary (the “Person Appearing No. 2”), acting as representative without due power of representation (Vertreter ohne Vertretungs-macht) and excluding any personal liability (unter Ausschluss jeglicher persönlicher Haftung), in the name and on behalf of

WISeKey International Holding AG, a Swiss public limited company (Aktiengesellschaft), organized and existing under the laws of Switzerland, registered with the commercial register of the Canton of Zug under registration no. CHE-143.782.70 and with registered office at General-Guisan-Strasse 6, 6300 Zug, Switzerland,

- hereinafter “WISeKey” -

The Person Apearing No. 1 and No. 2 collectively the “Persons Appearing”. Aquilon and OGARA each an “ARAGO Shareholder” and together the “ARAGO Shareholders”. ARAGO, the ARAGO Shareholders, Mr. Boos and WISeKey each a “Party” and collectively the “Parties”.

The Notary took a photocopy of the Person Appearing No. 1’s identification document to his file, to which she agreed. The Notary advised the Persons Appearing No. 1 through 2 that their personal data will – in each case to the extent necessary – be collected, stored, processed and, if and to the extent necessary, provided to third parties to prepare this deed and to complete the transactions set forth in this deed. Each of the Persons Appearing gave their consent thereto.

The Notarization with representatives without power of attorney is due to the restrictions of, and to combat, the COVID19-pandemic. The parties represented without power of attorney had the opportunity to participate in the notarization of this deed via video conference. The Notary advised the Persons Appearing that the notarial negotiations and the reading out of the notarial deed will be made accessible to certain representatives of WISeKey and their legal advisers by means of an audio and video transmission (Wort- und Bildübertragung). Advised by the Notary that he will therefore not be able to safeguard the confidentiality of the notarial negotiations and the reading out of the notarial deed, the Person Appearing No. 1, also acting in the name of the parties represented by her, and the Person Appearing No. 2 consented to said audio and video transmission.

Exhibit 4.31

Project Leman – arago ISHA

I, the acting Notary, certify that the attached copies of the above powers of attorney of Mr. Boos, arago, Aquilon and OGARA are true and accurate copies (Abschriften) of the originals shown to me.

The Person Appearing No. 1 requested the Notary to facilitate the due approval of the declarations of the Person Appearing No. 2 and of the notarial deed by WISeKey.

Pursuant to Section 21 German Notary Act and based on inspection of the electronic commercial registers of the local courts of Frankfurt am Main and Darmstadt on 26 January 2021 under the respective registration numbers, I, the undersigned Notary, certify that (i) ARAGO, Aquilon and OGARA (the “Companies”) are each limited liabilities companies, organized and existing under German law, that (ii) ARAGO, Aquilon and OGARA are each registered under the registration numbers and with the registered seat and business address as stated above under 1.b through 1.d, respectively, and that (iii) Mr. Hans-Christian Boos, born on 2 October 1972, residing in Darmstadt, is the sole managing director, authorized to act alone and released from the restrictions set forth in Section 181 German civil code (BGB), of each of ARAGO, Aquilon and OGARA.

I.

The Persons Appearing denied the question as to the prior involvement of the acting notary or any of his partners with regard to the subject matter hereof beyond the notarial activity according to section 3 subsection 1 sentence 1 number 7 German Notarization Act (BeurkG).

II.

The Persons Appearing requested that this Deed be recorded in the English language and stated that they were in sufficient command of the English language. The Notary, who himself is in sufficient command of the English language, assured himself that the Persons Appearing were, in fact, in such sufficient command of the English language. Advised by the Notary of their rights to have the assistance of a sworn interpreter and to have a certified translation attached to this Deed, the Persons Appearing waived such rights.

III.

Acting as aforesaid, the Persons Appearing then declared the following:

The Parties herewith conclude and agree to the Investment and Shareholders’ Agreement regarding an investment in arago GmbH attached hereto as Annex Share Investment and Shareholders’ Agreement.

Exhibit 4.31

Project Leman – arago ISHA

IV.

The cost of the notarization of this deed and its implementation (Vollzug) shall be borne by arago GmbH.

Each party shall receive one certified copy of this deed.

V.

The Notary advised the Persons Appearing:

•	that a capital increase of a German limited liability company requires a notarized shareholders' resolution and the registration in the commercial register.

•	that the English original version of this notarial deed will not be acceptable for enforcement in German courts but will have to be translated, by a certified translator, into German language for such purposes at the expense of the party enforcing this agreement;

•	that he has not, in any regard, rendered any tax advice to the Persons Appearing or the parties represented by them;

•	that the parties are liable as secondary obligors for the Notary's fees; and

•	that this deed must contain all stipulations and agreements of the parties with regard to the subject matter of the notarized document and that absent thereof this agreement may be void.

This notarial deed, including the Annex Investment and Shareholders' Agreement and the annexes thereto, was — except as stated above - read aloud to the Persons Appearing by the Notary, approved by them and signed by them and the Notary as follows:

Exhibit 4.31

Project Leman – arago ISHA

Annex

Investment and Shareholders’ Agreement

Exhibit 4.31

Project Leman – arago ISHA

INVESTMENT AND SHAREHOLDERS’ AGREEMENT

Exhibit 4.31

Project Leman – arago ISHA

Investment and Shareholders’ Agreement

This Investment and Shareholders’ Agreement (the “Agreement”) is entered into by and between

1.	arago GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 100909 having its seat at Lindleystra1!e 8A, 60314 Frankfurt am Main, Germany

- “ARAGO” -

2.	Aquilon Invest GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Darmstadt under HRB 96862 having its seat at Heinrich-Delp-Stra1!e 196, 64297 Darmstadt, Germany

- “Aquilon” -

3.	OGARA GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 107907 having its seat at c/o HSMV Hansen Schrotenroehr Müller Voets Partnerschaftsgesellschaft mbH, Grafenberger Allee 337b, 40235 Düsseldorf, Germany

- “OGARA” -

4.	Mr. Hans-Christian Boos, born on 2 October 1972, resident at ***

- “HCB“ -

5.	WISeKey International Holding AG, a Swiss public limited company (Aktiengesellschaft), organized and existing under the laws of Switzerland, registered with the commercial register of the Canton of Zug under registration number CHE-143.782.70 and with registered office at General-Guisan-Strasse 6, 6300 Zug, Switzerland

-“WISeKey” –

- Aquilon and OGARA each an “ARAGO Shareholder” and together the “ARAGO Shareholders”

- ARAGO, ARAGO Shareholders, HCB and WISeKey each a “Party” and together the “Parties” –

Exhibit 4.31

Project Leman – arago ISHA

Table of Contents

1.	Interpretation and Definitions	9
2.	Capital Increase; Shareholders’ Meeting	10
3.	Subscription of the New ARAGO Shares	11
4.	Contribution of CLA Claims	13
5.	Further Contribution in Cash	13
6.	Anti-Dilution Protection	14
7.	Post Signing Covenants	14
8.	Post Closing Covenants	15
9.	Guarantees	15
10.	Management Board; Reserved Matters	17
11.	Shareholders’ Meeting; Protective Provisions	17
12.	Transfer of Shares	19
13.	Further Assurance	19
14.	Term	20
15.	Confidentiality	20
16.	Transaction Costs	21
17.	Assignment; No Set-off	21
18.	Notices	22
19.	Final Provisions	22

Exhibit 4.31

Project Leman – arago ISHA

List of Annexes

Annex	Content
Annex 2.1(d)	Revised Articles
Annex 2.1(e)	RoP Management
Annex 9.1(e)	Annex 9.1(e) to ISHA
Annex 18	Addresses for Notices

Exhibit 4.31

Project Leman – arago ISHA

Index of Definitions

Affiliate	9	Existing ARAGO Shares	9
Agreement	2	Guarantee	15
Annex	9	Guarantees	15
Aquilon	2	Harbert	7
ARAGO	2	Harbert Bond	7
ARAGO Shareholder	3	Harbert Warrant	7
ARAGO Shareholders	3	HCB	2
ARAGO Shares	9	Investment	8
ARAGO’s Bank Account	11	Managing Director	9
Business Combination Agreement	8	Managing Directors	9
Business Day	9	New ARAGO Shares	10
Capital Contribution	11	OGARA	2
Capital Increase	10	Parties	3
Class B Shares	7	Party	3
Commercial Register	12	Redemption Upon Default	14
Confidential Information	20	Revised Articles	10
Contribution	13	RoP Management	10
Conversion	8	Share Exchange	8
Convertible Loan	8	Shareholders’ Meeting	10
Convertible Loan Agreement	8	Signing Date	9
Defaulting Shareholder	13	Text Form	9
Due Diligence Documentation	16	WISeKey	2

Exhibit 4.31

Project Leman – arago ISHA

Preamble

(A)	ARAGO is a German limited liability company (Gesellschaft mit beschränkter Haftung) and a technology company which aims to provide the benefits of artificial intelligence to enterprise customers globally through knowledge automation.

(B)	WISeKey is a publicly listed Swiss corporation (Aktiengesellschaft) and a leading global cybersecurity company deploying large scale digital identity ecosystems for people and objects using blockchain, AI and IoT respecting the human as the fulcrum of the internet.

(C)	ARAGO’s share capital currently amounts to EUR 130,736.00 divided into 130,736 shares, each with a nominal value of EUR 1.00. Aquilon currently holds 51,459 shares and OGARA currently holds 79,277 shares in ARAGO. Aquilon is the sole shareholder of OGARA and HCB is the sole shareholder of Aquilon. The share capital of ARAGO is divided into different share classes, which the Parties agree to cancel within the course of the Investment.

(D)	As at the date of this Agreement, WISeKey has a share capital amounting to CHF 2,781,354.33, divided into 47,622,689 registered shares, nominal value of CHF 0.05 each (the Class B Shares), and 40,921,988 registered shares, nominal value CHF 0.01 each. The Class B Shares are listed and traded on the SIX Swiss Exchange. In addition, WISeKey has issued American Depositary Shares, each of which represents 5 Class B Shares, which are listed and traded on the Nasdaq.

(E)	On 17 September 2018, ARAGO entered into a Framework Subscription Agreement for the purchase of bearer bonds as the issuer with HARBERT EUROPEAN SPECIALTY LENDING COMPANY II, S.À R.L. (together with its affiliates “Harbert”) as the bond purchaser (“Harbert Bond”). In this context, a warrant instrument has been issued to Harbert, giving Harbert the right to acquire shares in ARAGO. With regard to the Harbert Bond, WISeKey has issued to ARAGO a comfort letter as of 19 November 2020 in which it has undertaken to provide such funds as are necessary for ARAGO not to become illiquid or over-indebted and that the continued existence of ARAGO is safeguarded. The warrant instrument has subsequently been amended such that the warrant shall bear the right to subscribe to 7,029 shares in ARAGO with the right to exchange such shares in WISeKey shares at terms specified in that certain Warrant Replacement Agreement dated 27 January 2021 (“Harbert Warrant”).

(F)	On 16 November 2020, ARAGO as borrower, WISeKey as lender and the ARAGO Shareholders entered into a third convertible loan agreement (“Convertible Loan Agreement”), after the first and second convertible loan agreements between ARAGO as borrower, WISeKey as lender and the ARAGO Shareholders were terminated. The principal amount pursuant to the Convertible Loan Agreement amounts to CHF 5,000,000 (together with any interest accruing thereon until the Contribution, the Convertible Loan). WISeKey has the right at any time and subject to the further terms of this Agreement to request a conversion of the Convertible Loan (the Conversion) such that it would hold such number of shares in ARAGO as corresponds to 51% of ARAGO's share capital and 51% of the voting rights associated with ARAGO's share capital, calculated on a fully diluted basis. If WISeKey has not exercised its right to Conversion by 31 December 2020, ARAGO may request Conversion of the Convertible Loan at any time.

Exhibit 4.31

Project Leman – arago ISHA

(G)	To implement the Conversion, the share capital of ARAGO shall be increased from EUR 130,736.00 by EUR 136,072.00 to EUR 266,808.00 by issuing 136,072 new shares in ARAGO to WISeKey (as a result of which WISeKey will hold 51% of ARAGO's share capital, calculated on a fully diluted basis). As consideration, WISeKey shall pay the nominal value of the newly issued shares in cash and contribute the Convertible Loan to ARAGO's free capital reserves pursuant to Sec. 272(2) no. 4 German Commercial Code (andere Zuzahlung in das Eigenkapital) (“Investment”).

(H)	The Parties intend to combine the businesses of ARAGO and WISeKey further. In a second step, WISeKey shall acquire from the ARAGO Shareholders all shares held by them in ARAGO against issuance at a fixed exchange rate of 12,327,506 Class B Shares (“Share Exchange”) (it being understood that any dilution of WISeKey's participation in ARAGO as a result the exercise of the Harbert Warrant shall lead to an adjustment of the terms of the Share Exchange (through an adjustment of the number of Class B Shares issuable in the Share Exchange or otherwise), and it being further understood that any payments to be made to Machine24 GmbH or any of its Affiliates on the basis of the agreement by and among Machine24 GmbH, HCB and Aquilon, dated as of 13 May 2020, shall be the sole responsibility of HCB and the ARAGO Shareholders). It is the understanding of the Parties that the Share Exchange shall take place in the context of an intended US Public Offering of the then combined businesses of ARAGO and WISeKey. The Parties agree to initiate, immediately after completion of the Investment, further discussions on, and to negotiate the terms of, a business combination agreement (the "Business Combination Agreement") pursuant to which the Share Exchange shall be implemented.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Interpretation and Definitions

1.1	The headings in this Agreement are solely for purposes of reference and for convenience and shall not be used for purposes of interpretation or in any way affect the meaning or interpretation of this Agreement.

1.2	In this Agreement and its Annexes, the following terms shall have the definitions ascribed to them hereafter when written with a capital initial letter. Terms which are capitalized but which are not listed below shall have the meanings ascribed to them in the Agreement, including its Annexes, itself.

Affiliate: shall mean affiliated (verbundene) persons or entities within the meaning of sections 15 et seq. of the German Stock Corporation Act (AktG).

Annex: shall mean any annex, exhibit and attachment to this Agreement.

Exhibit 4.31

Project Leman – arago ISHA

ARAGO Shares: shall mean any and all shares in ARAGO.

Business Day: shall mean any day during which banks are opened in Frankfurt am Main, Germany and Geneva, Switzerland for full normal working hours.

Existing ARAGO shall mean any and all shares in ARAGO as of the Signing Date. Shares:

“Managing means HCB and any other managing director of ARAGO from

Directors”: time to time, each of them a “Managing Director”.

Signing Date: shall mean the date of the signing of this Agreement.

Text Form: shall mean text form according to Sec. 126b German Civil Code (Bürgerliches Gesetzbuch, BGB) (email or facsimile is sufficient).

1.3	Whenever these terms are used in the plural form, they are to be understood as referring not only to all the elements or the set so defined but also to any one or more of its components.

2.	Capital Increase; Shareholders’ Meeting

2.1	The ARAGO Shareholders shall without undue delay (unverzüglich) on or after the Signing Date convene an extraordinary shareholders’ meeting of ARAGO with all ARAGO Shareholders being present or duly represented (“Shareholders’ Meeting”) and, waiving all requirements as to form and notice periods for the convocation of a shareholders’ meeting and the adoption of resolutions, resolve to

(a)	increase the registered share capital of ARAGO from EUR 130,736.00 by EUR 136,072.00 to EUR 266,808.00 (the “Capital Increase”) by issuing 136,072 new common shares in ARAGO with a nominal amount of EUR 1.00 each and the serial numbers 130,737 through 266,808 (collectively the “New ARAGO Shares”), carrying the rights as attributed to them under the Revised Articles against payment in cash of the respective nominal value;

(b)	admit WISeKey to subscribe for the New ARAGO Shares;

(c)	appoint Carlos Moreira as Managing Director of ARAGO (as the WISeKey nominee pursuant to section 10.1 below);

(d)	adopt the restated articles of association of ARAGO (Gesellschaftsvertrag) as attached hereto as Annex 2.1(d) (the “Revised Articles”), which shall also include the conversion of all existing Arago Shares into common shares ; and

(e)	adopt rules of procedure for the management as attached hereto as Annex 2.1(e) (the “RoP Management”).

Exhibit 4.31

Project Leman – arago ISHA

2.2	All New ARAGO Shares shall have the right to participate in profits as from the beginning of the year of their respective issuance.

2.3	The ARAGO Shareholders hereby waive any statutory or contractual subscription rights with regards to the New ARAGO Shares.

3.	Subscription of the New ARAGO Shares

3.1	Each of the ARAGO Shareholders undertakes individually for himself vis-à-vis WISeKey to do or cause to be done everything necessary to implement the resolutions set forth in Section 2.1. Thus, the ARAGO Shareholders undertake in particular to cooperate in the Capital Increase as described by exercising their voting rights in the Shareholders’ Meeting accordingly and to waive their right to raise objections to and to challenge the resolutions of the Shareholders’ Meeting.

3.2	WISeKey undertakes vis-à-vis the ARAGO Shareholders (i) to subscribe for all of the New ARAGO Shares assigned to it as set forth in Section 2.1(b) in the proper and valid form without undue delay (unverzüglich) after the Capital Increase and the other resolutions set forth in Section 2.1 to have been resolved by the ARAGO Shareholders, and (ii) to pay to ARAGO a cash contribution in respect of the New ARAGO Shares equal to the aggregate nominal value of the New ARAGO Shares in the amount of EUR 130,736.00 (the “Capital Contribution”). The Capital Contribution shall be paid within five (5) Business Days after WISeKey has subscribed to (hat die Übernahme erklärt) the New ARAGO Shares, into the following bank account of ARAGO (the “ARAGO’s Bank Account”) by irrevocable wire transfer of immediately available funds valued as of the relevant due date and free of any bank and other charges:

Account holder:	ARAGO GmbH
IBAN :	***
BIC :	***
Bank:	***
Reference:	“Capital Contribution New ARAGO Shares”

Payments shall be made exclusively to ARAGO’s Bank Account, which shall not have a debit balance immediately prior to the Capital Contribution being effected and until the Capital Increase has been registered with the Commercial Register. The Capital Contribution paid in respect to the New ARAGO Shares shall not be used for payments until the Capital Increase has been properly registered with the Commercial Register (and ARAGO guarantees this hereby).

3.3	After (i) subscription of the New ARAGO Shares as set forth in section 3.2 and (ii) receipt of the Capital Contribution by ARAGO as set forth under Section 3.2 above, ARAGO shall without undue delay apply for registration of all of the resolutions adopted pursuant to Section 2.1 above (to the extent applicable) with the competent commercial register of ARAGO (the “Commercial Register”) and shall take all measures and make all declarations necessary and/or appropriate for such resolutions to become effective. The ARAGO Shareholders shall procure that the Capital Increase and all of the other resolutions adopted pursuant to Section 2.1 above (to the extent applicable) will be filed for registration and registered with the Commercial Register, respectively. In this respect, the ARAGO Shareholders shall perform all acts and make all declarations necessary for such registrations with the Commercial Register.

Exhibit 4.31

Project Leman – arago ISHA

3.4	After registration of the Capital Increase with the Commercial Register, the registered share capital of ARAGO will be held as follows:

Shareholder	Amount of Shares	Share Class	Nominal value per Share in EUR	Total Amount of Share Capital in EUR
OGARA	79,277	common shares	1.00	79,277.00
Aquilon	51,459	common shares	1.00	51,459.00
WISeKey	136,072	common shares	1.00	136,072.00
Total				266,808.00

3.5	Should the Commercial Register make objections to the Capital Increase or the restatement of the articles of association, the ARAGO Shareholders undertake, as amongst each other, to remove such objections without undue delay by way of adopting the necessary resolutions in one or more shareholders’ meetings of ARAGO to be held as soon as possible so that the purpose and intention of the provisions objected to can be achieved to the furthest extent permissible.

4.	Contribution of CLA Claims

4.1	WISeKey hereby contributes the Convertible Loan in the amount drawn down of CHF 3,400,000.00 to ARAGO’s free capital reserves in the meaning of section 272 para. (2) no. 4 German Commercial Code (HGB) (andere Zuzahlung in das Eigenkapital) and assigns any other claims in connection with the Convertible Loan Agreement to ARAGO (the “Contribution”). ARAGO hereby accepts the aforementioned Contribution. For the avoidance of doubt, with the Contribution becoming effective, WISeKey shall no longer have any claims whatsoever against ARAGO in connection with the Convertible Loan Agreement.

4.2	The Contribution shall become effective subject to the conditions precedent that the ARAGO Shareholders (i) have resolved on the Capital Increase and (ii) have adopted the Revised Articles.

Exhibit 4.31

Project Leman – arago ISHA

5.	Further Contribution in Cash

5.1	WISeKey hereby undertakes towards the ARAGO Shareholders to make an additional payment in the amount of CHF 1,600,000 into the free capital reserves in the meaning of section 272 para. (2) no. 4 German Commercial Code (HGB) (andere Zuzahlung in das Eigenkapital) (“Further Contribution”) provided, however, that the obligation to do so shall exist only vis-à-vis the ARAGO Shareholders and that the Company shall not have any claim in its own right to demand payment of or receive this amount (kein Vertrag zugunsten Dritter i.S.v. § 328 BGB).

5.2	The Further Contribution shall become due and payable to ARAGO’s Bank Account by irrevocable wire transfer of immediately available funds valued as of the relevant due date and free of any bank and other charges within five (5) Business Days after the ARAGO Shareholders (i) have resolved on the Capital Increase and (ii) have adopted the Revised Articles.

5.3	If and to the extent WISeKey fails to make the Further Contribution within the time period specified in section 5.2 and within a period of five (5) Business Days after receipt of a written warning to be issued by the ARAGO Shareholders (in which case WISeKey shall be referred to as “Defaulting Shareholder”), the applicable number of New ARAGO Shares of the Defaulting Shareholder may be redeemed (eingezogen) against repayment of the respective nominal amount (Nennwert) (to the extent the applicable New ARAGO Shares have been issued, the “Redemption Upon Default”) and reinstatement of the Convertible Loan as if the Contribution and the Further Contribution (if any) had never taken place. Subject to the fulfilment of the conditions specified in this section 5.3 (i.e. the respective Additional Payments fell due and failure to render the respective Additional Payments in spite of a warning), the Defaulting Shareholder hereby consents to the Redemption Upon Default of the applicable New ARAGO Shares in the event of non-payment of the outstanding Further Contribution. In case any further acts, declarations or measures by any Party should be necessary or appropriate in order to implement the Redemption Upon Default, all Parties shall be obliged and herewith undertake vis-à-vis each other to take any such act or measure and make any such declaration without undue delay. In particular, upon request by the Company, instead of a redemption the Defaulting Shareholder shall be obliged to enter into a separate share sale and transfer agreement on a pro rata basis with the ARAGO Shareholders (as requested by the Company) regarding the sale and transfer of the number of New ARAGO Shares to which the Redemption Upon Default applies, for a purchase price of EUR 1.00 per Share.

6.	Anti-Dilution Protection

6.1	If at any time after the registration of the Capital Increase with the Commercial Register, due to any issuance of ARAGO Shares to a third party pursuant to any obligation of Arago towards such third party existing on the date hereof, such as (but not limited to) in connection with the Harbert Warrant, WISeKey’s equity interest would fall below 51% of the Borrower’s registered share capital, WISeKey shall have the right to subscribe for such number of additional ARAGO Shares as is necessary to ensure it continues to hold 51% of ARAGO’s registered share capital subsequently.

Exhibit 4.31

Project Leman – arago ISHA

6.2	All Parties hereby undertake to take any further actions and measures and to make all declarations necessary or appropriate in order to effect the issuance of ARAGO Shares and to implement any capital increase of ARAGO in order to issue the respective ARAGO Shares to WISeKey in accordance with section 6.1.

7.	Post Signing Covenants

7.1	From the Signing Date until the earlier of (i) the registration of the Capital Increase with the Commercial Register, or (ii) termination of this Agreement in accordance with Section 14, ARAGO shall (and the ARAGO Shareholders shall procure that ARAGO shall), unless approved by WISeKey, conduct its business in the ordinary course and not do or agree to do anything which is outside the ordinary course of business.

7.2	WISeKey undertakes to do all in its power that HCB will be elected as a member of WISeKey's board of directors at WISeKey's extraordinary general meeting to be held on 28 January 2021.

8.	Post Closing Covenants

8.1	All Parties undertake to negotiate and agree on the terms of the Business Combination Agreement as soon as reasonably practicable after the date hereof.

9.	Guarantees

9.1	The ARAGO Shareholders and HCB hereby guarantee to WISeKey, jointly and not severally, regardless of fault or negligence by way of an independent guarantee (selbständiges Garantieversprechen) (Section 311 para. 1 BGB) that the following statements (collectively the “Guarantees” and each a “Guarantee”) are true and accurate in any respect as of the Signing Date and the date on which the Investment is completed:

(a)	Each of ARAGO, the ARAGO Shareholder and HCB is unconditionally entitled to enter into this Agreement and to fulfil its obligations resulting from this Agreement.

(b)	Each ARAGO Shareholder is the legal and beneficial owner of the respective Existing ARAGO Shares and holds such Existing ARAGO Shares in its own name and for its own account.

(c)	The Existing ARAGO Shares held by the respective ARAGO Shareholder are not encumbered.

(d)	The registered share capital of ARAGO has been paid in full. The respective share capital (Stammeinlage) has not been directly or indirectly repaid (whether openly or concealed) to the relevant ARAGO Shareholder (Rückgewähr von Einlagen). No hidden contributions in kind (verdeckte Sacheinlagen) have been made. There exist no obligations to make further contributions (Nachschusspflichten).

Exhibit 4.31

Project Leman – arago ISHA

(e)	Each of the guarantees given pursuant to Annex 9.1(e) hereto continues to be true and accurate.

(f)	All information disclosed by ARAGO, the ARAGO Shareholders and HCB to WISeKey or its representatives as part of the documentation provided in the Virtual Data Room opened via Dropbox on or about 13 August 2020 or in other written form (the “Due Diligence Documentation”) is true, complete and not misleading and provides a fair and accurate picture of the business and financial situation of ARAGO. There is no material fact, which a reasonable investor would use for the assessment of the acquisition of a majority interest in ARAGO as contemplated under this Agreement, which has not been disclosed in the Due Diligence Documentation.

9.2	The Parties explicitly agree that the Guarantees set forth in Section 9.1 are not granted and shall not be qualified as guarantees as to quality (Beschaffenheitsgarantien) within the meaning of Sec. 443 and 444 German Civil Code (Bürgerliches Gesetzbuch, BGB).

9.3	In the event that a Guarantee turns out not to be true, correct and complete as of the Signing Date and the date of completion of the Investment, the relevant ARAGO Shareholder and HCB shall put WISeKey in such position as WISeKey would has been in had the respective Guarantee been true, correct and complete, i.e. restitution in kind (Naturalrestitution), or - in case of failing to have cured the breach of a Guarantee, or curing of a Guarantee being impossible, within a period of six (6) weeks after the notification of such violation of a Guarantee by WISeKey - WISeKey shall have the right to demand that the relevant ARAGO Shareholders pays monetary damages pursuant to sections 249 et seq. of the German Civil Code (BGB) to WISeKey in such amount as is necessary to reinstate the respective Investor in such position as it would have been in had the Guarantee been true, correct and complete.

9.4	WISeKey, prior to entering into this Agreement, has been given the opportunity to conduct a review of the conditions and status of ARAGO and its business from a commercial, financial and legal perspective based on the Due Diligence Documentation. The liability of the ARAGO Shareholders to WISeKey for a breach of a Guarantee is excluded to the extent the underlying facts and circumstances to which such breach of a Guarantee relates were fairly disclosed as part of the Due Diligence Documentation in reasonable detail, thus allowing WISeKey and/or its advisers to identify and assess the impact of such fact or circumstance on the Guarantees.

9.5	The ARAGO Shareholder’s aggregate liability for monetary damages vis-à-vis WISeKey under or in connection with this Agreement shall be limited to EUR 5,000,000. All claims for breaches of a Guarantee shall be time-barred (verjähren) twenty-four (24) months after the registration of the Capital Increase with the Commercial Register.

Exhibit 4.31

Project Leman – arago ISHA

9.6	Notwithstanding anything to the contrary herein, nothing in this Agreement shall have the effect of limiting any liability of the ARAGO Shareholders arising from misconduct (Vorsatz) or fraudulent misrepresentation (arglistige Täuschung).

10.	Management Board; Reserved Matters

10.1	ARAGO shall have two Managing Directors. Each WISeKey and the ARAGO Shareholders (acting jointly) shall have the right to appoint and remove the Managing Director appointed by it / them. WISeKey hereby appoints Carlos Moreira as Managing Director and the ARAGO Shareholders hereby appoint HCB as Managing Director.

10.2	The Managing Directors shall have joint power of representation and shall have the responsibilities specified herein, in the Revised Articles, in the RoP Management, in their respective managing service agreements and under applicable mandatory law and must comply with instructions and resolutions passed by the shareholders’ meeting of ARAGO. In particular, the Managing Directors shall represent the Company and shall be responsible for the day to day management of the Business.

10.3	The Managing Directors shall not take any action or measure where any prior approval for such action or measure is required in accordance with this Agreement, the Revised Articles, RoP Management, and, where a decision of the Shareholders’ Meeting is also required by statutory law, without such approval having been obtained.

11.	Shareholders’ Meeting; Protective Provisions

11.1	The shareholders in ARAGO will take their resolutions in shareholders’ meetings, which shall take place upon such notice and at such times as shall be provided in the Articles of Association or via exchange of written documents, if all shareholders consent thereto in writing (with the action taken in writing), or if all shareholders consent thereto, by means of a telephone conference in which all shareholders can communicate with each other (with the consents and the action taken during such telephone conference to be confirmed in writing, signed by the shareholders in the form of a Shareholders` decision and filed in the records of the shareholders). Shareholders' meetings shall be conducted, and the minutes shall be prepared, in English.

11.2	All resolutions passed inside or outside of a shareholders’ meetings shall be adopted by a simple majority of the votes cast, unless otherwise provided for by the Revised Articles, this Agreement or the RoP Management. Each ARAGO Share shall grant one vote (i.e. one vote for each EUR 1.00 of nominal amount subscribed for by the respective shareholder).

11.3	Each of the following decisions and measures shall require a shareholders’ resolution approved by ARAGO Shareholders holding a majority of at least 75% of the registered share capital of ARAGO:

(a)	Amendments to the Revised Articles, including, but not limited to, increases and decreases of the share capital;

(b)	Dissolution of ARAGO;

Exhibit 4.31

Project Leman – arago ISHA

(c)	Transformations (Umwandlungen) of ARAGO;

(d)	Resolutions to exclude a shareholder and/or to authorize a court action to exclude a shareholder of ARAGO, unless the exclusion of a shareholder is governed by the Revised Articles;

(e)	Conclusion of an agreement to transfer all or substantially all of the assets of ARAGO;

(f)	Resolutions on additional capital contributions to be made by the shareholders to ARAGO;

(g)	Conclusion of profit and loss transfer agreements under which ARAGO is obligated to transfer its profits;

(h)	Conclusion of domination agreements under which ARAGO is the dominated company;

(i)	Nomination or dismissal of any Managing Director, save that no shareholders shall unreasonably withhold consent to the nomination or dismissal of a Managing Director in accordance with section 10.1;

(j)	Consent to any sale, transfer, assignment or any other disposal (Verfügung) of current or future ARAGO Shares, other than in accordance with the terms of the Business Combination Agreement;

(k)	Amendment or restatement of the RoP Management;

(l)	Significant changes to the commercial purpose of the Company or any Group Company or significant deviations from the business plan to be agreed upon in the Business Combination Agreement.

12.	Transfer of Shares

12.1	Any sale, transfer, assignment or any other disposal (Verfügung) of current or future ARAGO Shares and any measures of an economically comparable effect (including entering into sub-participations or trust agreements and any encumbrance of Shares, merger according to the German Transformation Act (UmwG) by Shareholders shall require prior approval of the Shareholders’ Meeting with 75% of the votes cast (except to the extent any such sale, transfer, assignment or other disposal is required by the Business Combination Agreement, in which case each Party shall be required to cause ARAGO's shareholders to approve such transaction).

12.2	Section 12.1 shall not apply to any sale, transfer, assignment or any other disposal (Verfügung) of current or future ARAGO Shares and any measures of an economically comparable by an ARAGO Shareholder to any of its Affiliates, however, in each case provided, that the acquiring party takes over all rights and obligations of the respective shareholder under this Agreement and accedes to this Agreement.

Exhibit 4.31

Project Leman – arago ISHA

13.	Further Assurance

Each Party shall take all such further steps as may be necessary or requisite to ensure that the provisions of this Agreement shall prevail. For the avoidance of doubt, such further steps shall include procuring the amendment to or replacement, to the extent necessary and permitted under applicable law, of any conflicting provision in the Revised Articles or in WISeKey’s Articles of Association in order to give effect to the provisions of this Agreement.

14.	Term

This Agreement is entered into for an indefinite time period and can only be terminated for cause (aus wichtigem Grund).

15.	Confidentiality

15.1	Each Party shall keep confidential the existence and terms of this Agreement and all information received or obtained as a result of negotiating, preparing, executing, performing or implementing it, which relates to any other Party or any agent or sub-contractor acting on its behalf as well as any other information of the other Parties that is marked as confidential or that by the nature and content of the information can reasonably be deemed confidential (“Confidential Information”). Neither Party shall use such Confidential Information for any purpose other than to perform its obligations or exercise its rights under this Agreement and within the cooperation for the benefits of ARAGO.

15.2	Notwithstanding the other provisions herein, either Party may disclose confidential information if and to the extent:

(a)	required by law;

(b)	required by any regulatory or governmental or other authority with relevant powers to which either Party is subject or submits (whether or not the authority has the force of law);

(c)	required to enforce any of the rights of that Party in this Agreement;

(d)	required on a need-to-know basis by its professional advisers, officers, employees, consultants, sub-contractors or agents to provide their services (but subject to them being bound by similar confidentiality duties, and in any event the Party shall be liable for any breach of that third party);

(e)	that information is in or has come into the public domain through no fault of that Party;

(f)	that information is lawfully received from a third party who is not or was not bound in any confidential relationship with any Party;

Exhibit 4.31

Project Leman – arago ISHA

(g)	the other Parties have given prior written consent to the disclosure; or

(h)	it is necessary to obtain any relevant tax clearances from any appropriate tax authority.

15.3	Further, any of the Parties may disclose this Agreement to its (and its Related Parties) advisory boards, shareholders and/or investors provided that they are bound by similar confidentiality duties and, to the extent a Party is entitled to assign its rights and obligations hereunder, such Party may disclose to a proposed assignee (and its professional advisors) information in its possession relating to the provisions of this Agreement and the negotiations relating to it which is necessary to disclose for the purposes of the proposed assignment, but such persons shall be subject to confidentiality duties at least to the same extent than those contained herein.

15.4	Any further press release or a similar voluntary announcement in view of the transaction contemplated under this Agreement and/or the Financing Round by either Party requires the prior approval of the other Parties.

16.	Transaction Costs

Each Party shall bear its own legal and other costs and expenses in relation to this Agreement and the measures described in this Agreement, including (without being limited to) the negotiation of this Agreement. ARAGO shall bear the costs of the notarization of this Agreement.

17.	Assignment; No Set-off

17.1	The assignment of claims resulting from or in connection with this Agreement requires the consent of the other Parties.

17.2	No Shareholder shall be entitled to set-off any claims in connection with this Agreement unless such claims are based on a final and binding judgement or have been acknowledged by the respective other Parties.

18.	Notices

Unless otherwise agreed on a case by case basis or expressly otherwise in this Agreement, any notice required to be given hereunder by one Party to the other(s) shall be (i) by ordinary post to the registered address and/or (ii) by e-mail to the respective address as set forth in Annex 18. To the extent written form is required under this Agreement it shall suffice if a signed copy of the respective document is transmitted pursuant to the preceding sentence as an electronic copy in a customary format (e.g., pdf-copy) via email. In addition to the foregoing provisions, declarations are being considered to have been received if having been delivered to a Party pursuant to the general rules under German law regarding the receipt of declarations. Addresses can be changed by either Party subject to fifteen (15) Business Days prior notice to the others. All notices shall be in German or English language.

Exhibit 4.31

Project Leman – arago ISHA

19.	Final Provisions

19.1	In the event that individual provisions of this Agreement should in their entirety or partially be or become invalid or impracticable, the validity of the remaining provisions of the Agreement shall not be affected. Instead of the invalid or impracticable provision such reasonable provision shall apply which corresponds as closely as legally possible to what the Parties – if they had considered the matter initially in light of such invalidity or impracticability – would have agreed according to the sense and purpose of this Agreement. The same shall apply to unintended omissions. It is the explicit intent of the Parties that the severability clause in this Section 19.1 shall not be construed as a mere reversal of the burden of proof (Beweislastumkehr) but rather as a contractual exclusion of Sec. 139 German Civil Code (Bürgerliches Gesetzbuch) in its entirety.

19.2	This Agreement, including the preamble, the Annexes (and the documents referred to in them) are fully binding on the Parties, constitute the entire agreement between, and understanding of, the Parties with respect to the subject matter of this Agreement and the present transaction and supersedes any prior written or verbal statement of intent, understanding or agreement between the Parties in relation thereto.

19.3	No modification or amendment to this Agreement, including this provision, and any waiver under this Agreement shall be valid unless made in writing, except where a stricter form (e.g., notarization) is required under applicable law.

19.4	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany without giving effect to any conflict of law provisions and excluding the United Nations Convention on the Contracts of the International Sale of Goods (CISG).

19.5	The courts of Frankfurt am Main (Germany) shall have exclusive jurisdiction to settle any disputes arising under or in connection with this Agreement.

* * *

Exhibit 4.31

Project Leman – arago ISHA

Annex 2.1 (d)

to Investment and Shareholders’ Agreement

Revised Articles

Exhibit 4.31

Project Leman – arago ISHA

SATZUNG / ARTICLES OF ASSOCIATION arago GmbH

Exhibit 4.31

Project Leman – arago ISHA

I. ALLGEMEINE BESTIMMUNGEN		I. GENERAL PROVISIONS
1.	Firma, Sitz, Geschäftsjahr und Dauer	1	Company Name, Seat, Financial Year and Duration
1.1	Die Firma der Gesellschaft lautet:	1.1	The Company's name is: arago GmbH.
1.2	Die Gesellschaft hat ihren Sitz in Frankfurt am Main, Deutschland.	1.2	The Company's registered seat is Frankfurt am Main, Germany.
1.3	Das Geschäftsjahr der Gesellschaft entspricht dem Kalenderjahr.	1.3	The financial year of the Company is the calendar year.
1.4	Die Gesellschaft wird auf unbe-stimmte Zeit errichtet.	1.4	The Company shall be established for an indefinite period of time.
2.	Gegenstand des Unternehmens	2	Object of the Company
2.1

Gegenstand des Unternehmens ist die Entwicklung, die Herstellung und der Vertrieb von Software; die Erstellung, die Umsetzung, der Vertrieb und die Implementierung von Konzepten und Systemlösungen zur elektronischen Datenverarbeitung, einschließlich al-ler zugehörigen Leistungen, insbeson-dere der Vertrieb, die Wartung und die Reparatur von EDV-Systemen jeder Art, die Schulung und Einweisung so-wie die Bereitstellung von Netz- und Kommunikationstechnik und die Be-ratung im Zusammenhang mit Soft-und Hardwaresystemen. Ausgenom-men ist jegliche Beratung, die einer speziellen Genehmigung bedarf, wie insbesondere die Rechts- und Steuer beratung oder erlaubnispflichtige Fi-nanzdienstleistungen.

		2.1

The object of the Company is the development, production and distribution of software, the production, realization, distribution and implementation of concepts and system solutions for electronic data processing, including all related services, in particular distribution, maintenance and repair of EDP-systems of all kinds, the training and instruction as well as the provision of network and communication technology and the consultation in connection with soft- and hardware systems. Any consultation that requires special authorisation, as, notably, legal and tax advice or financial services requiing a permit, are excluded.

2.2	Die Gesellschaft kann unmittelbar o-der mittelbar alle Geschäfte betreiben und Handlungen vornehmen, die ge-eignet sind, dem Gesellschaftszweck zu dienen. Die Gesellschaft ist insbe-sondere dazu berechtigt, Beteiligun-gen an anderen Unternehmen gleicher oder ähnlicher Art in Deutschland oder im Ausland zu erwerben, zu halten, zu verwalten oder zu verkaufen und sol-che Unternehmen vollständig zu über-nehmen, zu halten, zu verwalten oder zu verkaufen. Sie darf insbesondere in Deutschland oder im Ausland Toch-tergesellschaften gründen, erwerben oder verkaufen oder Zweigniederlas-sungen gründen.	2.2	The Company may directly and indirectly engage in all activities which are suitable for serving the object of the Company. The Company may, in particular, acquire, hold, manage or sell interests in enterprises with the same or a similar object in Germany and abroad and acquire, hold, manage or sell such enterprises in whole. It may, in particular, establish, acquire or sell subsidiaries or establish branches in Germany or abroad.

Exhibit 4.31

Project Leman – arago ISHA

II. STAMMKAPITAL, GESCHÄFTSAN- TEIL		II. SHARE CAPITAL, SHARES
3.	Stammkapital, Geschäftsanteile	3	Share Capital, Shares
3.1	Das Stammkapital der Gesellschaft beträgt EUR 266.808,00 (in Worten: zweihundertsechsundsechzigtausend achthundertacht Euro). Das Stammka-pital ist eingeteilt in 266.808 Ge-schäftsanteile mit einem Nennbetrag von jeweils EUR 1,00 (jeweils ein "ANTEIL").	3.1

The share capital of the Company amounts to EUR 266,808.00 (in words: two hundred sixty six thousand eight hundred eight Euro). The share capital of the Company is divided into 266,808 shares with a nominal amount of EUR 1.00 each (each a "SHARE").

3.2	Die Stammeinlagen wurden vollstän-dig erbracht. Die Gesellschafter kön-nen durch Gesellschafterbeschluss mehrere vollständig eingezahlte AN-TEILE zusammenlegen.	3.2	The initial capital contributions have been fully paid. The shareholders may consolidate several fully paid SHARES by shareholders' resolution.
3.3

Die Geschäftsführung ist ermächtigt, das Stammkapital der Gesellschaft in-nerhalb von fünf Jahren ab Eintragung der Ermächtigung in das Handelsregis-ter durch Ausgabe neuer Geschäftsan-teile gegen Bareinlagen einmalig oder mehrmals, insgesamt jedoch höchstens um EUR 7.029 zu erhöhen („Geneh-migtes Kapital 1“). Das Bezugsrecht der Gesellschafter ist ausgeschlossen. Zum Bezug der Geschäftsanteile ist al-lein die Harbert European Growth Capital Fund II SCSp zugelassen. Die Ge-schäftsführung ist ermächtigt, nach pflichtgemäßem Ermessen alle zur Durchführung einer Kapitalerhöhung notwendigen und angemessenen Maß-nahmen zu treffen, insbesondere die Höhe der Nennbeträge der Geschäfts-anteile, die Personen der Übernehmer und die Bedingungen der Übernahme der Geschäftsanteile festzulegen, so-weit die Gesellschafter insoweit keine Anweisungen erteilt haben. Die Ge-schäftsführung ist ferner ermächtigt, die Bestimmung der Satzung über die Höhe des Stammkapitals entsprechend dem Umfang einer Kapitalerhöhung zu ändern.

		3.3	The management is hereby authorized to increase the share capital of the Company within five years after registration of the authorization with the commercial register by issuance of new shares against payment in cash once or several times up to an aggregate amount of EUR 7,029 (“Authorized Capital 1”). The statutory subscription right of the shareholders is excluded. Solely Harbert European Growth Capital Fund II SCSp shall be admitted to subscribe to these shares. The management is authorized, at its best discretion, to take all necessary and appropriate measures to carry out a capital increase, in particular the amount of the nominal amounts of the shares, the persons of the transferees and the terms of the takeover of the shares, insofar as the shareholders have given no instructions. The management is further authorized to amend the Articles of Association regarding the amount of the share capital in accordance with the extent of a capital increase.

Exhibit 4.31

Project Leman – arago ISHA

3.4

Die Geschäftsführung ist ermächtigt, das Stammkapital der Gesellschaft in-nerhalb von fünf Jahren ab Eintragung der Ermächtigung in das Handelsregis-ter durch Ausgabe neuer Geschäftsan-teile gegen Bareinlagen einmalig oder mehrmals, insgesamt jedoch höchstens um EUR 7.316 zu erhöhen („Geneh-migtes Kapital 2“). Das Bezugsrecht der Gesellschafter ist ausgeschlossen. Zum Bezug der Geschäftsanteile ist al-lein die WISeKey International Holding AG, zugelassen. Die Ausübung des Bezugsrechts durch WISeKey International Holding AG setzt voraus, dass Harbert European Growth Capital Fund II SCSp ihr Recht auf Bezug von Geschäftsanteilen aus dem Genehmig-ten Kapital 1 ausgeübt hat. Die Ge-schäftsführung ist ermächtigt, nach pflichtgemäßem Ermessen alle zur Durchführung einer Kapitalerhöhung notwendigen und angemessenen Maß-nahmen zu treffen, insbesondere die Höhe der Nennbeträge der Geschäfts-anteile, die Personen der Übernehmer und die Bedingungen der Übernahme der Geschäftsanteile festzulegen, so-weit die Gesellschafter insoweit keine Anweisungen erteilt haben. Die Ge-schäftsführung ist ferner ermächtigt, die Bestimmung der Satzung über die Höhe des Stammkapitals entsprechend dem Umfang einer Kapitalerhöhung zu ändern.

	3.4	The management is hereby authorized to increase the share capital of the Company within five years after registration of the authorization with the commercial register by issuance of new shares against payment in cash once or several times up to an aggregate amount of EUR 7,316 (“Authorized Capital 2”). The statutory subscription right of the shareholders is excluded. Solely WISeKey International Holding AG shall be admitted to subscribe to these shares. The subscription to the shares shall be subject to the exercise by Harbert European Growth Capital Fund II SCSp of its subscription rights under the Authorized Capital 1. The management is authorized, at its best discretion, to take all necessary and appropriate measures to carry out a capital increase, in particular the amount of the nominal amounts of the shares, the persons of the transferees and the terms of the takeover of the shares, insofar as the shareholders have given no instructions. The management is further authorized to amend the Articles of Association regarding the amount of the share capital in accordance with the extent of a capital increase.

Exhibit 4.31

Project Leman – arago ISHA

III. ORGANE DER GESELLSCHAFT		III. CORPORATE BODIES
4.	Organe der Gesellschaft	4	Corporate Bodies
4.1	Die Gesellschaft hat die folgenden Organe: i. die Geschäftsführung; und ii. die Gesellschafterversammlung.	4.1	The Company has the following corporate bodies: (i) the management board; and (ii) the shareholders' meeting.
4.2	Die Gesellschafterversammlung kann jederzeit die Einrichtung eines freiwil-ligen Beirats oder eines vergleichba-ren Gremiums beschließen, der die Geschäftsführung der Gesellschaft überwacht und/oder berät. Die Ent-scheidung über die Einrichtung und Auflösung des freiwilligen Beirats o-der vergleichbaren Gremiums und seiner Governance (einschließlich seiner Geschäftsordnung) wird mit einer Mehrheit von 75% der abgegebenen Stimmen getroffen.	4.2

The shareholders' meeting can at any time decide to establish a voluntary advisory board or similar body supervising and/or advising the management of the Company. Any decision regarding the establishment and cancellation of the voluntary advisory board of similar body and its governance (including its by-laws) shall be taken with a majority of 75% of the votes cast

IV. GESCHÄFTSFÜHRUNG UND GESCHÄFTSFÜHRER		V. MANAGEMENT BOARD AND MANAGING DIRECTORS
5.	Pflichten und Zusammensetzung der Geschäftsführung	5	Duties and Composition of the Management Board
5.1

Die Geschäftsführung wird durch Be-schluss der Gesellschafterversamm-lung bestellt. Solange WISeKey International Holding AG Gesellschaf-terin ist, hat sie das Recht einen Ge-schäftsführer zu benennen, der von der Gesellschafterversammlung zu wäh-len ist. Solange OGARA GmbH und/oder Aquilon Invest GmbH Ge-sellschafter sind, haben sie jeweils ge-meinsam bzw. bei Ausscheiden einer von ihnen, die verbleibende Gesell-schafterin, das Recht einen Geschäfts-führer zu benennen, der von der Ge-sellschafterversammlung zu wählen ist. Die Abberufung der nach Satz 2 und Satz 3 gewählten Geschäftsführer erfolgt jederzeit auf Verlangen des je-weils zur Benennung berechtigten Ge-sellschafters. Die Wahl weiterer Ge-schäftsführer oder die Abberufung sol-cher Geschäftsführer bedarf eines Be-schlusses der Gesellschafterversamm-lung mit einer Mehrheit von 75% der abgegebenen Stimmen.

		5.1	The management board shall be appointed by resolution of the shareholders’ meeting. As long as WISeKey International Holding AG is a shareholder it shall be entitled to appoint one managing director to be resolved upon by the shareholders’ meeting. As long as OGARA GmbH and/or Aquilon Invest GmbH are shareholders they shall be jointly – or in case one of them ceases to be a shareholder the other - entitled to appoint one managing director to be resolved upon by the shareholders’ meeting. The removal of any managing director appointed pursuant to Sentences 2 and 3 hereof shall be resolved upon at any time upon request of the shareholder(s) that appointed such managing director. The appointment of any further directors or their removal shall require a resolution taken with a majority of 75% of the votes cast.

Exhibit 4.31

Project Leman – arago ISHA

5.2	Die Geschäftsführung ist verpflichtet, die Geschäfte der Gesellschaft in Übereinstimmung mit dem Gesetz, dieser Satzung in ihrer jeweils gültigen Fassung, ihren Dienstverträgen, den Beschlüssen und Anordnungen der Gesellschafter und der Geschäftsord-nung für die Geschäftsführung, wie sie durch die Gesellschafter erlassen wurde, zu führen.	5.2

The management board shall be obliged to manage the affairs of the Company in compliance with the law, these articles of association as applicable from time to time, their service contracts, the resolutions and instructions of the shareholders and the rules of procedure for the management board as adopted by the shareholders.

5.3	Die Gesellschafterversammlung kann einen Vorsitzenden der Geschäftsfüh-rung der Gesellschaft ernennen, der als Vorsitzender der Geschäftsführung fungiert, die Gesellschaft nach außen vertritt und die Geschäftsverteilung unter den Geschäftsführern festlegt.	5.3

The shareholders' meeting may appoint a chief executive officer of the Company who acts as the chairman of the management board, represents the Company in its external affairs and determines responsibilities among the managing directors.

5.4	Die Gesellschafterversammlung hat einen Katalog zustimmungspflichtiger Maßnahmen zu erlassen, für deren Vornahme die Geschäftsführung die vorherige Zustimmung der Gesell-schafterversammlung mit einer Mehr-heit von 75% der abgegebenen Stim-men bedarf.	5.4	The shareholders' meeting shall adopt a catalogue of matters for which the managing directors require the prior consent of the shareholders' meeting with a majority of 75% of the votes cast.

Exhibit 4.31

Project Leman – arago ISHA

6.	Vertretung der Gesellschaft	6	Representation of the Company
6.1	Die Gesellschaft wird gemeinschaft-lich durch zwei Geschäftsführer oder gemeinschaftlich durch einen Ge-schäftsführer und einen Prokuristen vertreten. Ist nur ein Geschäftsführer bestellt so vertritt er/sie die Gesell-schaft allein.	6.1

The Company shall be represented by two managing directors acting jointly or by one managing director acting jointly with an authorized signatory. If only one managing director is appointed, he/she shall represent the Company solely.

6.2	Die Gesellschafterversammlung kann einem, mehreren oder allen Geschäfts-führern Einzelvertretungsmacht ertei-len und einen, mehrere oder alle Ge-schäftsführer allgemein oder für den Einzelfall vom Verbot des In-sich-Ge schäfts und/ oder der Mehrfachvertretung gemäß § 181 BGB befreien.	6.2

The shareholders' meeting may confer power of sole representation to one, to more or to all of the managing directors and may release one, more or all managing directors in general or for an individual case from the restrictions of self-dealing and/or multiple representation pursuant to section 181 German Civil Code (BGB).

6.3	Dieser Abschnitt 6 gilt für Liquidato-ren der Gesellschaft entsprechend.	6.3	This Section 6 shall apply to liquidators of the Company mutatis mutandis.
VI. GESELLSCHAFTER-VERSAMMLUN-GEN UND GESELLSCHAFTERBE-SCHLÜSSE		VII. SHAREHOLDERS' MEETINGS AND RESOLUTIONS
7.	Gesellschafterversammlung	7	Shareholders' Meeting
7.1	Gesellschafterversammlungen werden durch die Geschäftsführer einberufen. Jeder Geschäftsführer hat – auch im Falle der Gesamtvertretung – die Be-fugnis, eine Gesellschafterversamm-lung alleine einzuberufen.	7.1	Shareholders' meetings shall be called by the managing directors. Each managing director – even in case of joint representation – shall have sole power to convene a shareholders' meeting.
7.2	Die Gesellschafterversammlung wird mit einer Frist von zwei Wochen durch Einschreiben oder Kurierdienst mit Eingangsbestätigung oder per Telefax oder Email unter Angabe des Ortes, des Datums und der Tagesordnung der Gesellschafterversammlung einberu-fen. Bei der Berechnung der oben ge-nannten Einberufungsfrist werden der Tag der Absendung der Einberufung und der Tag der Gesellschafterver-sammlung nicht mitgerechnet. In drin-genden Fällen kann die Einberufungs-frist entsprechend abgekürzt werden.	7.2	The shareholders' meeting shall be called with two weeks’ prior notice by registered mail or express courier with confirmation receipt or by facsimile or email, stating the place, the date and the agenda of the meeting. For the purpose of calculating the above notice period the day of dispatch of the convening notice and the day of the shareholders' meeting shall not be counted. In urgent cases, the notice period may be shortened appropriately.

Exhibit 4.31

Project Leman – arago ISHA

7.3	Die Gesellschafterversammlung findet am Sitz der Gesellschaft statt.	7.3	The shareholders' meeting shall be held at the registered seat of the Company.

7.4	Eine jährlich stattfindende ordentliche Gesellschafterversammlung wird in-nerhalb von sechs Monaten nach dem Ende des Geschäftsjahres abgehalten. Diese ordentliche Gesellschafterver-sammlung hat mindestens über die fol-genden Punkte zu entscheiden:		7.4

An annual ordinary shareholder's meeting shall take place within six months after the end of the financial year. That ordinary shareholders' meeting shall, at a minimum, pass resolutions on the following:

	i.	Genehmigung des geprüften Jahresabschlusses und ggfs. Bil-ligung des geprüften Konzern-abschlusses;		i.	Approval of the audited annual financial statements and approval of the audited consolidated group financial statements;
	ii.	Verwendung des jährlichen Ge-winns oder Verlustes; und		ii.	use of annual profits or losses; and
	iii.	(iii) Wahl des Abschlussprüfers.		iii.	election of the auditor.

7.5

Eine Gesellschafterversammlung ist beschlussfähig, wenn sie ordnungsge-mäß einberufen wurde und mindestens 90% des Stammkapitals vertreten sind. Ist die Gesellschafterversammlung nicht beschlussfähig, muss unverzüg-lich, aber nicht früher als sieben Tage nach der ersten Gesellschafterver-sammlung, eine zweite Gesellschafter-versammlung einberufen werden. Diese Gesellschafterversammlung ist beschlussfähig unabhängig vom dabei vertretenen Stammkapital, wenn auf diesen Umstand in der Einberufungs-mitteilung hingewiesen worden ist. In dringenden Fällen kann die Einberu-fungsfrist auf vier Tage verkürzt wer-den.

	7.5	A shareholders' meeting has a quorum if it has been duly called and at least 90% of the share capital is represented. If there is no quorum, a second shareholders' meeting with the same agenda must be called without undue delay, but no earlier than seven days after the first shareholders' meeting. This shareholders' meeting then constitutes a quorum regardless of the share capital represented, if this fact is pointed out in the notice calling the meeting. In urgent cases, the notice period may be shortened to four days.

Exhibit 4.31

Project Leman – arago ISHA

7.6

Jede Gesellschafterversammlung kann auch per Telefon, Videokonferenz, Telefonkonferenz oder einer Kombi-nation davon abgehalten werden. Jeder Gesellschafter kann eine andere Person ernennen, die ihn in der Gesell-schafterversammlung vertritt; die Vollmacht ist schriftlich (Textform) im Sinne von § 126b BGB zu erteilen. Bevollmächtigte können ein leitender Angestellter oder ein Mitarbeiter des jeweiligen Gesellschafters oder eines seiner verbundenen Unternehmen ge-mäß § 15 AktG, die anderen Gesell-schafter oder ein Rechtsanwalt, Steu-erberater oder Wirtschaftsprüfer sein, welche geeigneten Verschwiegen-heitsvereinbarungen oder gesetzlichen Verschwiegenheitspflichten unterlie-gen.

		7.6

Any shareholders' meeting may be held by telephone, video conference, telephone conference or combinations thereof. Each shareholder may appoint another person to represent it at a shareholders' meeting; the power of attorney shall be issued in writing in the meaning of section 126b German Civil Code (BGB). Proxy might be an officer or employee of the respective shareholder or any of its Affiliates in the sense of section 15 Stock Corporation Act (AktG), the other shareholders or an attorney, tax advisor or accountant subject to appropriate confidentiality undertakings or statutory professional confidentiality obligations.

7.7	Die Gesellschafterversammlung wählt einen Vorsitzenden. Der Vorsitzende führt den Vorsitz in den Gesellschaf-terversammlungen und bestimmt die Reihenfolge, in welcher die Tagesord-nungspunkte behandelt werden sowie die Art der Stimmabgabe. Er oder sie darf die Anwesenheit von Experten und externen Informanten zulassen, soweit er oder sie deren Anwesenheit für die Aufklärung der Gesellschafter für erforderlich oder angebracht hält. Der Vorsitzende kann darüber hinaus einen Protokollführer benennen; an-dernfalls führt er selbst das Protokoll.	7.7

The shareholders' meeting elects a chairman. The chairman shall chair the shareholders' meeting and determine the order in which the items of the agenda are dealt with as well as the manner of voting. He or she may allow the presence of experts and external informants, in so far as he or she deems their presence necessary or appropriate for the information of the shareholders. The chairman may furthermore designate someone as a minute taker; otherwise minutes are to be taken by the chairman.

8.	Gesellschafterbeschlüsse	8	Shareholders' Resolutions
8.1	Die Gesellschafter fassen ihre Be-schlüsse in Gesellschafterversamm-lungen. Die Gesellschafter dürfen ihre Beschlüsse auch schriftlich, per E-Mail oder Fax im Umlaufverfahren o-der im direkten Abstimmungsverfah-ren fassen, wenn Gesellschafter, die zumindest 90% des Stammkapitals vertreten, diesem Verfahren zustim-men oder an der Abstimmung teilneh-men.	8.1	Shareholders' resolutions shall be passed in a shareholders' meeting. The shareholders may also adopt resolutions in writing, via e-mail or facsimile by circular or direct voting procedure if shareholders representing a majority of at least 90% of the share capital consent to such procedure or participate in passing the resolution.

Exhibit 4.31

Project Leman – arago ISHA

8.2	Gesellschafterbeschlüsse werden mit der Mehrheit der abgegebenen Stim-men gefasst, sofern nicht das Gesetz und/oder diese Satzung eine qualifi-zierte Mehrheit erfordert.	8.2	Shareholders' resolutions are passed with a majority of the votes cast unless a qualified majority is required by mandatory law or by these Articles.
8.3	Jeder ANTEIL gewährt eine Stimme.	8.3	Each SHARE shall entitle to one vote.
8.4

Soweit bezüglich eines Gesellschafter-beschlusses keine notarielle Nieder-schrift erforderlich ist, ist jeder der von der Gesellschafterversammlung ge-fassten Beschlüsse (zu Beweiszwe-cken, nicht als Wirksamkeitsvoraus-setzung) in das Protokoll aufzuneh-men (außer die schriftlichen Be-schlüsse, die in Schriftform gefasst werden). Das Protokoll wird durch den Vorsitzenden und – falls ein Protokoll-führer ernannt wurde – durch diesen unterzeichnet. Eine Abschrift des Pro-tokolls ist jedem Gesellschafter unver-züglich zuzusenden. Die Anfechtbar-keit oder Nichtigkeit eines Gesell-schafterbeschlusses darf nur innerhalb einer Frist von zwei Monaten nach der Zustellung des Protokolls oder der no-tariellen Niederschrift oder eines schriftlichen Gesellschafterbeschlus-ses geltend gemacht werden.

		8.4

Unless a notarial record is required, minutes (for purposes of proof, not as a condition for validity) are taken for every shareholders' resolution (other than for written resolutions passed in writing). The minutes shall be signed by the chairman and – if a minute taker has been designated – by the minute taker. A copy of the minutes shall be forwarded to each shareholder without undue delay. The voidability or invalidity of a shareholders' resolution may only be asserted within a time limit of two months after the delivery of the minutes or the notarial record or the written shareholders resolution.

8.5	Die Gesellschafter werden, soweit dies gesetzlich zulässig ist, von den Stimm-rechtsbeschränkungen des § 47 Abs. 4 GmbHG befreit.	8.5	The shareholders shall, to the extent legally possible, be released from the voting restrictions set forth in section 47 para. 4 German Limited Liability Companies Act (GmbHG).
VII. JAHRESABSCHLUSS UND ERGEBNISVERWENDUNG		VII. ANNUAL ACCOUNTS AND USE OF PROFITS
9.	Jahresabschluss	9	Annual Accounts

Exhibit 4.31

Project Leman – arago ISHA

9.1	Die Geschäftsführer haben den Jahres-abschluss innerhalb der ersten drei Monate nach Abschluss des Ge-schäftsjahres aufzustellen und dem Abschlussprüfer unverzüglich zur Prü-fung vorzulegen.	9.1

The annual financial statements shall be prepared by the managing directors within the first three months following the end of the financial year and shall be submitted without undue delay to the auditor for review.

9.2	Der Jahresabschluss ist unverzüglich nach Erhalt des Prüfungsberichts des Abschlussprüfers gemeinsam mit ei-ner Abschrift des Prüfungsberichts und einem Vorschlag zur Ergebnisver-wendung den Gesellschaftern zuzu-senden.	9.2

The annual financial statements shall be forwarded without undue delay to the shareholders upon receipt of the audit report of the auditor, together with a copy of the audit report and a proposal for the use of the profits or losses.

9.3	Die Gesellschafterversammlung hat innerhalb der gesetzlich vorgeschrie-benen Fristen über die Bewilligung des Jahresabschlusses und die Ge-winnverwendung zu beschließen.	9.3	The shareholders' meeting shall adopt a resolution on the approval of the annual financial statements within the time periods required by law, as well as the appropriation of profits.
VIII. ABTRETUNG		VIII. TRANSFER OF SHARES
10.	Abtretung von Geschäftsanteilen	10	Disposition of Shares
	Jede Verfügung (ausgenommen im Erbfall) über einen ANTEIL bedarf zu ihrer Wirksamkeit der schriftli-chen Zustimmung der Gesellschaf-terversammlung mit einer Mehrheit von 90% der abgegebenen Stimmen.		The disposition (except for a succession by operation of law) of a SHARE shall require the written consent of the shareholders' meeting with a majority of 90% of the votes cast in order to be valid.
IX. SCHLUSSBESTIMMUNGEN		IX. FINAL PROVISIONS
11.	Bekanntmachungen	11	Notifications
	Die Bekanntmachungen der Gesellschaft erfolgen im Bundesanzeiger der Bundesrepublik Deutschland		Notifications of the Company are made in the Federal Gazette of the Federal Republic of Germany
12.	Schiedsklausel	12	Arbitration

Exhibit 4.31

Project Leman – arago ISHA

12.1

Alle Streitigkeiten, Ansprüche oder Meinungsverschiedenheiten zwischen den Gesellschaftern oder der Gesell-schaft und ihren Gesellschaftern, die sich auf diese Satzung beziehen oder aus dieser oder im Zusammenhang mit dieser Satzung entstehen, einschließ-lich aller Fragen bezüglich ihrer Ent-stehung, Existenz, Gültigkeit, Wirk-samkeit, Durchsetzbarkeit, Durchfüh-rung, Auslegung, Verletzung oder Be-endigung sind unter Ausschluss jegli-cher staatlicher Gerichtsbarkeit (mit Ausnahme von Verfahren zum vo-rübergehenden oder vorläufigen Rechtsschutz) durch ein Schiedsver-fahren nach den Regeln der Schiedsge-richtsordnung (DIS-SchO) und den Ergänzenden Regeln für gesellschafts-rechtliche Streitigkeiten (DIS-ERGeS) der Deutschen Institution für Schieds-gerichtsbarkeit e.V. (DIS), in der je-weils geltenden Fassung, endgültig beizulegen. Das Schiedsgericht hat aus drei Schiedsrichtern zu bestehen. Der Ort des Schiedsverfahrens ist Frank-furt/Main. Die Sprache des Schieds-verfahrens ist Englisch, wobei keine Vertragspartei verpflichtet ist, dem Schiedsgericht englische Übersetzun-gen von Dokumenten in deutscher Sprache, die zu Beweiszwecken vor-gelegt werden, zur Verfügung zu stel-len. Ein Gesellschafter, der seine Stel-lung als Gesellschafter der Gesell-schaft verliert, bleibt weiterhin an diese Schiedsklausel gebunden.

12.1

Any dispute, claim or controversy between the shareholders or the Company and its shareholders relating to, arising out of, or in connection with these articles of association, including any question regarding its formation, existence, validity, effectiveness, enforceability, performance, interpretation, breach, or termination, shall be finally resolved under exclusion of any state court's competence (except for proceedings for temporary or interlocutory relief), by arbitration in accordance with arbitration ordinance (DIS-SchO) and the additional rules for corporate disputes (DIS-ERGeS) of the Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS), in each case as applicable from time to time. The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Frankfurt/Main. The language to be used in the arbitration proceedings shall be English, provided that no shareholder shall be under an obligation to provide to the arbitral tribunal English translations of any documents in the German language that are submitted for evidence purposes. A shareholder who ceases to be a shareholder of the Company remains bound by this arbitration clause.

12.2	Rechtsstreitigkeiten zwischen Gesell-schaftern, welche sich nicht unmittel-bar auf ihre Mitgliedschaft in der Ge-sellschaft beziehen, aber die aus oder im Zusammenhang mit ihrer Stellung als Gesellschafter erhoben werden, sollen vor einem Schiedsgericht in Übereinstimmung mit der Schiedsge-richtsordnung der Deutschen Institution für Schiedsgerichtsbarkeit e.V. (DIS), in der jeweils geltenden Fas-sung, endgültig beigelegt werden.	12.2	Legal disputes between shareholders which do not directly refer to their membership in the Company but which are raised under or in connection with their position as shareholders shall be finally resolved by an arbitral court in accordance with the arbitration rules of the Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS), as applicable from time to time.

Exhibit 4.31

Project Leman – arago ISHA

12.3	Wenn und soweit nach zwingendem Recht eine Angelegenheit resultierend aus oder in Zusammenhang mit dieser Satzung oder ihrer Durchführung der staatlichen Gerichtsbarkeit unterliegt, liegt die ausschließliche Zuständigkeit für solche Streitigkeiten bei den Ge-richten in Frankfurt/Main.	12.3	If and to the extent, pursuant to any mandatory law, a matter under or in connection with these articles of association or its implementation is subject to the jurisdiction of a state court, the courts in Frankfurt/Main shall have exclusive jurisdiction over any such matter.
13.	Salvatorische Klausel	13	Severability

Falls eine Bestimmung dieser Satzung unwirksam oder undurchführbar sein sollte, wird dadurch die Gültigkeit der übrigen Bestimmungen nicht berührt. Anstelle der unwirksamen oder un-durchführbaren Bestimmung werden die Gesellschafter diejenige wirksame und durchführbare Bestimmung ver-einbaren, welche dem durch die un-wirksame oder undurchführbare Be-stimmung verfolgten wirtschaftlichen Zweck am nächsten kommt. Das glei-che gilt entsprechend im Falle einer Regelungslücke in dieser Satzung. Falls die Unwirksamkeit, Undurch-führbarkeit oder Regelungslücke echte Bestandteile dieser Satzung betrifft, muss die nach den Sätzen 2 und 3 ver-einbarte Regelung in Übereinstim-mung mit § 53 Abs. 2 GmbHG verein-bart werden.

			If any provision of these articles of association is invalid or unenforceable, the remaining provisions shall remain unaffected. In lieu of the invalid or unenforceable provision the shareholders will agree on such valid and enforceable provision that comes closest to the economic intention pursued by the invalid or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in these articles of association. If the invalidity, unenforceability or omission relates to genuine parts of these articles of association, the agreed provision pursuant to sentence 2 and 3 must be agreed in accordance with section. 53 para. 2 German Limited Liability Companies Act (GmbHG).
14.	Sprache	14	Language
	Maßgeblich ist die deutsche Fassung dieser Satzung. Die englische Überset- zung dient nur zu Übersetzungszwevcken		The German version of these articles of association shall be binding. The English translation is for translation purposes only.

Exhibit 4.31

Project Leman – arago ISHA

Annex 2.1 (e) to the

Investment and Shareholders’ Agreement

ARAGO GMBH

RULES OF PROCEDURE MANAGEMENT

1.	Interpretation and Definitions

1.1	The headings are solely for purposes of reference and for convenience and shall not be used for purposes of interpretation or in any way affect the meaning or interpretation of these rules of procedure.

1.2	Capitalized terms used but not defined herein shall have the meanings set forth in that certain Investment and Shareholders’ Agreement dated 27 January 2021 (the “ISHA”).

2.	Basic Principles of Management

2.1	The Company shall be managed by two managing directors of the Company (the “Company’s Management”). The Company’s Management shall be responsible for the management of the Company.

2.2	The Company’s Management shall manage the Company’s business with the due care and diligence of a prudent businessman in accordance with the applicable provisions under statutory law, the provisions of the Revised Articles, this RoP Management and their written service or employment agreements with the Company (if any) (individually and including any service, employment or other agreement which might, from time to time, replace such service or employment agreements), as well as the resolutions and instructions in relation to specific circumstances by the Company’s shareholders’ meeting (passed inside and outside of physical shareholders’ meetings) in writing or at least in Text Form.

3.	Meetings and Decisions of the Managing Directors

3.1	The Managing Directors shall resolve in meetings or outside of meetings in writing, by telephone or by email, provided that all Managing Directors participate in the passing of the resolution and no Managing Director immediately objects to this procedure. The passing of resolutions in telephone and / or video conferences is permitted, also in combination of such forms of communication.

3.2	Each Managing Director shall have one vote and the Managing Directors shall pass its resolutions unanimously. If the Managing Directors cannot agree on a matter, the matter in dispute shall be referred for decision to the shareholders’ meeting, which shall decide with a simple majority of the votes cast, except for matters that pursuant to the ISHA require a majority of 75% the votes cast.

3.3	Changes to these RoP Management shall require approval of Shareholders holding more than 75% of the share capital of the Company entitled to vote.

Exhibit 4.31

Project Leman – arago ISHA

Annex 9.1(e) to ISHA

(a)	The Company is a corporation duly organized, validly existing under the laws of Germany and has all corporate power and corporate authority required to execute, deliver and perform its obligations under this Agreement.

(b)	The acquisition by WISeKey as the lender under the Convertible Loan Agreement of a majority of the share capital of the Company upon Conversion will not lead to any termination or acceleration of any outstanding financial indebtedness of the Company or any of the ARAGO Shareholders.

(c)	The Company has not issued any warrants or any other instrument or right convertible into, or exchangeable or exercisable for any class or series of shares in the Company, other than that certain warrant issued to Harbert or under the Convertible Loan Agreement.

(d)	There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or any of the ARAGO Shareholders, threatened with respect to the Company or the ARAGO Shareholders.

(e)	No insolvency or similar proceedings have been initiated with respect to the Company or any of the ARAGO Shareholders.

*****

Exhibit 4.31

Project Leman – arago ISHA

Annex 18 to the

Investment and Shareholders Agreement

Notices:

Party	Registered address / E-mail address
arago GmbH	Lindleystraße 8a, 60314 Frankfurt am Main, Germany Hans-Christian Boos: ***; with a copy to Hassan Sohbi: h.sohbi@taylorwessing.com
Aquilon Invest GmbH	*** Hans-Christian Boos: ***; with a copy to Hassan Sohbi: h.sohbi@taylorwessing.com
OGARA GmbH

c/o HSMV Hansen Schrotenrohr Müller Voets Partnerschaftsgesellschaft mbH, Grafenberger Allee 337b, 40235 Düsseldorf, Germany

Hans-Christian Boos: ***;

with a copy to Hassan Sohbi: h.sohbi@taylorwessing.com

Exhibit 4.31

Project Leman – arago ISHA

Mr. Hans-Christian Boos	*** Hans-Christian Boos: ***; with a copy to Hassan Sohbi: h.sohbi@taylorwessing.com
WISeKey International Holding AG	General-Guisan-Strasse 6, 6300 Zug, Switzerland Peter Ward: pward@wisekey.com Carlos Moreira: cmoreira@wisekey.com; with a copy to David Oser: David.Oser@homburger.ch

* * * * *